SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________________

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 8, 2006

PHILLIPS-VAN HEUSEN CORPORATION
(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-7572	13-1166910
(Commission File Number)	(IRS Employer Identification Number)

200 Madison Avenue, New York, New York 10016
(Address of Principal Executive Offices)

Registrant’s telephone number (212) 381-3500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Item 1.01.  Entry into a Material Definitive Agreement.

This report is being filed to correct an inadvertent error in paragraph 1, below.  The error was the omission of Mr. Zaccaro’s name in the list of the executive officers receiving bonuses appearing in the second sentence of paragraph 1.  Mr. Zaccaro’s bonus amount, and his name and the basis of his bonus set forth in the last sentence of paragraph 1, were set forth in the original filing.

The Compensation Committee of the Board of Directors of Phillips-Van Heusen Corporation (the “Company”) met on March 8, 2006 and approved the following matters relating to the compensation of the Company’s named executive officers, Emanuel Chirico, Chief Executive Officer, Allen Sirkin, President and Chief Operating Officer, Francis K. Duane, Vice Chairman, Wholesale Apparel, Michael Zaccaro, Vice Chairman, Retail, Bruce Klatsky, former Chief Executive Officer and current Chairman of the Board, and Mark Weber, former Chief Executive Officer, as well as Michael Shaffer, Executive Vice President, Finance and Chief Financial Officer:

1.

The Committee approved the payout of bonuses for 2005 under the Company’s Performance Incentive Bonus Plan, subject to finalization of the Company’s audit confirming the Company’s calculations.  Under such plan, Messrs. Chirico, Sirkin, Duane, Zaccaro, Shaffer, Klatsky, and Weber, would receive bonuses of $1,440,000; $848,000; $900,000; $780,000; $412,500; $2,520,000; and $1,925,000, respectively.  The bonuses for Messrs. Chirico, Shaffer, Klatsky, and Weber relate to the achievement of earnings per share goals established at the beginning of fiscal 2005.  The bonuses for Messrs. Sirkin, Duane and Zaccaro relate to the achievement of EBIT-based goals for the Company’s Dress Shirt, Sportswear and Retail groups, the respective divisions each headed during fiscal 2005, which goals were established at the beginning of fiscal 2005.

2.

The Committee awarded a discretionary bonus to Mr. Sirkin of $112,000.

3.

The Committee approved the payout of awards under the Long-Term Incentive Plan for the three fiscal year period 2003-2005, subject to finalization of the Company’s audit confirming the Company’s calculations.  Under such plan, Messrs. Chirico, Klatsky, and Weber and would receive $1,350,000; $3,000,000; and $1,650,000, respectively.  These payouts relate to the achievement of both earnings growth and improvement on return on equity established at the beginning of the performance cycle.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHILLIPS-VAN HEUSEN CORPORATION

By: /s/ Mark D. Fischer
Mark D. Fischer, Vice President

Date:   March 22, 2006